Exhibit 99.1

For release: April 5, 2006, 6:00 am EDT	Contact:	Mark Rittenbaum
Ph: 503-684-7000
Greenbrier Companies Reports Second Quarter Results
Earnings grow 78% to $.54 per share on revenues of $236 million
Lake Oswego, Oregon, April 5, 2006 — The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal second quarter ended February 28, 2006.
Highlights
•	Net earnings for the second quarter grew 78% to $8.6 million, or $.54 per diluted share, compared to net earnings of $4.8 million, or $.31 per diluted share for the same period in fiscal 2005.

•	During the quarter, the Company incurred a one-time charge to interest expense of $.7 million pre-tax, $.4 million after-tax, or $.02 per diluted share. The charge resulted from the Company’s redeeming all shares subject to mandatory redemption, of its Canadian manufacturing subsidiary, for $5.3 million.

•	New railcar manufacturing backlog increased to a record 18,300 units valued at $1.2 billion at February 28, 2006, driven by new railcar orders valued at $900 million.

•	New marine barge backlog increased to a record $60 million at February 28, 2006, driven by three new marine barge orders valued at $50 million. Marine throughput has been increased by 60%, as the result of recent capital expenditure projects, and the pipeline of potential orders is strong.

•	EBITDA for the quarter increased 66%, from the second quarter of fiscal 2005, to $29.8 million, as a result of significant margin expansion. EBITDA was 12.6% of revenues for the quarter, an 80% increase over the 7.0% of revenues in the second quarter of fiscal 2005.

•	The Company’s effective tax rate for the quarter was 46.9%, compared to 41.4% in the second quarter of fiscal 2005. The Company anticipates the effective tax rate for the balance of the fiscal year will be closer to 39% – 42%.
Second Quarter Results:
     Revenues for the 2006 fiscal second quarter were $236 million, compared to $255 million in the prior year’s second quarter. EBITDA increased to $29.8 million, or 12.6% of revenues for the quarter, compared to $17.9 million, or 7.0% of revenues in the prior year’s second quarter. Net earnings increased to $8.6 million, or $0.54 per diluted share for the quarter, compared to net earnings of $4.8 million, or $0.31 per diluted share for the same period in 2005.

     In December 2005, all of the Canadian subsidiary shares subject to mandatory redemption, which had a book value of $3.7 million, were redeemed for $5.3 million. The redemption resulted in a $0.9 million decrease in accumulated other comprehensive income and a one-time charge to interest expense of $0.7 million pre-tax, $.4 million after-tax, or $.02 per diluted share.
     The Company’s effective tax rate for the quarter was 46.9%, compared to 41.4% in the second quarter of fiscal 2005, and 38.6% in the first quarter of fiscal 2006. The increase in the effective tax rate is due to the mix of pre-tax earnings among various tax jurisdictions, minimum tax requirements in certain jurisdictions, and operating losses for certain operations with no related accrual of a tax benefit. The Company anticipates the tax rate for the balance of the fiscal year will be closer to that realized over the last several quarters of 39% - 42%, as the result of a different mix of pre-tax earnings among various tax jurisdictions.
     New railcar manufacturing backlog increased to a record 18,300 units valued at $1.2 billion at February 28, 2006, compared to 7,100 units valued at $450 million on November 30, 2005.
     William A. Furman, president and chief executive officer, said, “We are pleased with the solid financial results achieved this quarter, as our operating execution remains on track. All major lines of business performed well, and considerable margin improvement drove the Company’s strong earnings growth. In addition, record backlog levels were achieved in both our railcar and marine divisions, as a result of significant new orders received during the quarter, aggregating approximately $950 million. These new orders include 7,000 double-stack intermodal platforms and 7,000 conventional railcars, primarily covered hopper cars and Auto-Max™, used for transporting grain and new automotive vehicles, respectively. Approximately 7,700 railcars in backlog are for delivery beyond calendar 2007 and subject to Greenbrier’s fulfillment of certain competitive conditions. Our growth strategy includes expanding product offerings in markets where future demand is anticipated to be strong, as well as maintaining a leading market share in the strong intermodal market. In addition, we continue to enhance our supply chain of critical railcar specialty items and during the quarter acquired key boxcar component product lines which extend our vertical integration. These strategies are intended to provide a means for revenue growth and continued strong margins in our manufacturing segment.”
     In the Manufacturing segment, second quarter revenues were $209 million, compared to $234 million in the second quarter of 2005. Manufacturing margin for the quarter grew to 11.3% of revenues, compared to 6.8% of revenues in the second quarter of 2005, as margins continued to benefit from the positive effects of continued cost reduction efforts including increases in global supply sourcing.

     Revenues in the Leasing & Services segment grew to $27.3 million, an increase of 29% from $21.1 million in the same quarter last year. Leasing & Services margin grew to 61% of revenues, compared to 50% of revenues in the same quarter last year. The margin expansion was principally due to increases in interim rent on leased railcar assets held for future sale, and a continued shift in the composition of the Company’s owned lease portfolio, as higher margin operating leases replace maturing finance leases.
     Mark Rittenbaum, senior vice president and treasurer added, “Third party deliveries of new railcars were 2,800 units for the quarter, compared to 3,100 units in the second quarter of 2005, and 5,200 units in the first half of fiscal 2006, compared to 6,300 units for the first half of fiscal 2005. Comparable deliveries were lower for several reasons: (i) deliveries from a third party subcontracting relationship, which has now ended, were 500 units higher in the first half of fiscal 2005 than the first half of the current fiscal year; (ii) consistent with our increased focus on our leasing business, we have increased production for our lease fleet; and (iii) new railcars were produced for customers in the first half of the year that will be delivered, sold and margins recognized in future quarters. As such, we anticipate third party deliveries will be higher in the second half of the year, than the first half of the year.”
Business Outlook:
     The Company reaffirms its fiscal 2006 earnings guidance of $2.30 to $2.45 per diluted share.
     Furman continued, “Our strong balance sheet and liquidity position allow us to pursue a number of attractive opportunities to deploy capital in each of our three business units: new railcar and marine manufacturing; railcar repair and refurbishment; leasing and management services. For the first half of fiscal 2006, we have deployed over $100 million of capital into our owned leased fleet and into railcars held for sale. These assets generate solid investment returns, and can be readily monetized for reinvestment opportunities when we so choose. We have made $25 million of manufacturing investments over the past 18 months for the acquisition of additional railcar repair facilities, expansion of our marine facility in Portland, acquisition of a railcar parts business, new railcar product line expansion and manufacturing efficiencies. We anticipate deployment of additional capital in each of our business units in the quarters ahead.”
     Furman added, “In North America, we continue to see strong rail industry fundamentals, and our pipeline of potential marine orders is also very strong. Given the strength of the marine market, we are conducting an in-depth review of this operation as we seek to further increase throughput and execute on growth opportunities. In Europe, there has been a notable pickup in rail market activity and new railcar orders, which should carry operating momentum well into fiscal 2007.”
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 17 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 134,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
The Greenbrier Companies will host a teleconference to discuss second quarter fiscal 2006 results. Teleconference details are as follows:
Wednesday, April 5, 2006
8:00 am Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	February 28,	August 31,
	2006	2005
Assets
Cash and cash equivalents	$51,665	$73,204
Restricted cash	1,535	93
Accounts and notes receivable	102,167	122,957
Inventories	118,644	121,698
Railcars held for sale	83,211	59,421
Equipment on operating leases	250,974	183,155
Investment in direct finance leases	5,361	9,974
Property, plant and equipment	76,873	73,203
Other	28,411	27,502

	$718,841	$671,207

Liabilities and Stockholders’ Equity
Revolving notes	$18,099	$12,453
Accounts payable and accrued liabilities	172,020	195,258
Participation	10,701	21,900
Deferred income taxes	35,340	31,629
Deferred revenue	9,931	6,910
Notes payable	270,494	214,635
Subordinated debt	6,111	8,617
Subsidiary shares subject to mandatory redemption	—	3,746
Stockholders’ equity	196,145	176,059

	$718,841	$671,207

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2006	2005	2006	2005
Revenue
Manufacturing	$208,922	$233,808	$373,518	$434,205
Leasing & services	27,292	21,105	49,058	38,756

	236,214	254,913	422,576	472,961
Cost of revenue
Manufacturing	185,360	217,796	328,391	400,658
Leasing & services	10,671	10,570	21,109	20,950

	196,031	228,366	349,500	421,608
Margin	40,183	26,547	73,076	51,353
Other costs
Selling and administrative	17,260	14,044	32,944	26,116
Interest and foreign exchange	7,012	4,295	11,442	7,355

	24,272	18,339	44,386	33,471
Earnings before income taxes and equity in unconsolidated subsidiaries	15,911	8,208	28,690	17,882
Income tax expense	(7,466)	(3,397)	(12,400)	(6,951)

Earnings before equity in unconsolidated subsidiaries	8,445	4,811	16,290	10,931
Equity in earnings (loss) of unconsolidated subsidiaries	118	(9)	290	(739)

Net earnings	$8,563	$4,802	$16,580	$10,192

Basic earnings per common share	$0.55	$0.32	$1.06	$0.68

Diluted earnings per common share	$0.54	$0.31	$1.04	$0.66

Weighted average common shares:
Basic	15,655	14,954	15,583	14,924
Diluted	15,911	15,573	15,880	15,542

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Six Months Ended
	February 28
	2006	2005
Cash flows from operating activities:
Net earnings	$16,580	$10,192
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	3,741	(587)
Tax benefit of stock options exercised and restricted stock awards dividends	1,299	1,488
Depreciation and amortization	12,756	10,693
Gain on sales of equipment	(2,812)	(3,518)
Other	48	901
Decrease (increase) in assets:
Accounts and notes receivable	21,693	(49,217)
Inventories	5,248	4,471
Railcars held for sale	(47,856)	8,238
Other	(953)	(717)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(25,068)	(18,069)
Participation	(11,199)	(16,055)
Deferred revenue	3,158	1,679

Net cash used in operating activities	(23,365)	(50,501)

Cash flows from investing activities:
Principal payments received under direct finance leases	1,317	3,285
Proceeds from sales of equipment	8,793	20,005
Investment in and advances to unconsolidated joint venture	216	(34)
Acquisition of joint venture interest	—	8,435
Decrease (increase) in restricted cash	(1,442)	662
Capital expenditures	(61,624)	(34,844)

Net cash used in investing activities	(52,740)	(2,491)

Cash flows from financing activities:
Changes in revolving notes	5,108	63,001
Proceeds from notes payable	60,000	—
Repayments of notes payable	(4,276)	(8,907)
Repayment of subordinated debt	(2,507)	(4,369)
Dividends	(2,495)	(1,793)
Proceeds from exercise of stock options	3,622	652
Purchase of subsidiary shares subject to mandatory redemption	(4,636)	—

Net cash provided by financing activities	54,816	48,584

Effect of exchange rate change	(250)	4,361
Decrease in cash and cash equivalents	(21,539)	(47)
Cash and cash equivalents
Beginning of period	73,204	12,110

End of period	$51,665	$12,063

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA (1)
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005
Net cash used in operating activities	$(31,729)	$(27,992)	$(23,365)	$(50,501)
Changes in working capital	50,364	35,717	54,978	69,670
Deferred income taxes	(4,863)	1,432	(3,741)	587
Tax benefit of stock options exercised	(660)	(1,488)	(1,299)	(1,488)
Gain on sales of equipment	2,200	3,432	2,812	3,518
Other	(9)	(891)	(49)	(901)
Income tax expense	7,466	3,397	12,400	6,951
Interest and foreign exchange	7,012	4,296	11,442	7,355

Adjusted EBITDA from operations	$29,781	$17,903	$53,178	$35,191

(1)	Adjusted EBITDA is not a financial measure under GAAP. We define adjusted EBITDA as earnings from operations before interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. Adjusted EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use adjusted EBITDA in that fashion. You should not consider adjusted EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
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